LICENSE AGREEMENT
(CL216,303)

THIS AGREEMENT (this “Agreement”) is entered into on this 7th day of December 2006 (the “Signature Date”) and is effective as of May 29, 1998 (the “Effective Date”) by and between DOV PHARMACEUTICAL, INC., a corporation organized and existing under the laws of the State of Delaware, having its registered offices at 150 Pierce St., Somerset, New Jersey 08873 (hereinafter “DOV”) on the one hand and WYETH HOLDINGS CORPORATION (formerly known as “American Cyanamid Company”), a corporation organized under the laws of the State of Maine, U.S.A., having its principal place of business at 5 Giralda Farms, Madison, New Jersey 07940, U.S.A. (hereinafter, “WHC”) and WYETH, acting through its Wyeth Pharmaceuticals Division, a corporation organized under the laws of the State of Delaware, U.S.A., having its principal place of business at 5 Giralda Farms, Madison, New Jersey 07940, U.S.A. (hereinafter “Wyeth Pharmaceuticals”), on the other hand. WHC and Wyeth Pharmaceuticals may individually and collectively, as the context requires, be referred to herein as “Wyeth".

WITNESSETH:

WHEREAS, DOV and Wyeth entered into that certain License Agreement dated May 29, 1998 (as previously amended, the “Original License Agreement”) pursuant to which Wyeth granted to DOV a worldwide exclusive license under the ACY Patents and the ACY Know-How (as such terms are defined therein) for a group of four (4) specified compounds;

WHEREAS, DOV and Wyeth entered into that certain Amended and Restated License Agreement dated February 25, 2004 (the “Prior Amended and Restated License Agreement”) pursuant to which (i) Wyeth and DOV amended and restated the Original License Agreement so as to remove from such agreement the rights and licenses granted to DOV and the other rights and obligations of each of the parties thereunder, in each case, which rights, licenses and obligations relate to the compound designated as CL 285,489 (also known as Indiplon) and to modify the consideration payable by DOV to Wyeth thereunder with respect to each Product other than CL 285,489 and (ii) at the time the Prior Amended and Restated License Agreement was entered into by the parties, the parties also entered into a separate license agreement providing for the grant of a worldwide, exclusive license to DOV under certain intellectual property rights of Wyeth for the development and commercialization of CL 285,489 and setting forth the rights and obligations of the parties with respect thereto;

WHEREAS, DOV and Wyeth now desire to amend and restate the Prior Amended and Restated License Agreement so as to modify the rights and obligations of the parties with respect to CL 220,075 and to remove from such agreement, and reflect in this Agreement and another license agreement to be entered into concurrently with this Agreement, the rights and licenses granted to DOV and the other rights and obligations of DOV and Wyeth, in each case, which rights, licenses and obligations related to, respectively, the compounds designated as CL 216,303 & CL 273,547;

WHEREAS, Wyeth possesses intellectual property rights relating to the chemical compound designated CL 216,303 and listed in Schedule 1 attached hereto and made a part hereof and to pharmaceutical products to be processed from the aforesaid compound;

WHEREAS, Wyeth designates Wyeth Pharmaceuticals, an Affiliate of Wyeth, with principal offices at 500 Arcola Road, Collegeville, Pennsylvania 19426, U.S.A., as the correspondent and contact for day-to-day business regarding the compounds that appear in Schedule 1. All correspondence and contacts shall be with Wyeth Pharmaceuticals.

WHEREAS, DOV is interested to develop as well as manufacture, have manufactured , use, and sell pharmaceutical products containing CL 216,303 worldwide under licenses that Wyeth is willing to grant.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Article 1.0  Definitions

1.1.
“Affiliate” means with respect to a party, any other business entity that directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other business entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other business entity by any means whatsoever.

1.2.
“Control” or “Controlled” means, with respect to any intellectual property right, possession of the ability to grant the other party access, a license or sublicense (as applicable) as provided for herein without violating the terms of any agreement or other arrangement with any third party existing at the time such party would be first required hereunder to grant the other party such access, license or sublicense.

1.3.
“DOV Patents” means (i) the patents and patent applications listed in Exhibit B, all patents issuing on such patent applications, plus all other Patents Rights that claim priority to, in whole or in part, directly or indirectly, one or more of any such patents or patent applications, plus (ii) all other Patent Rights Controlled by DOV or any of its Affiliates, as of the Effective Date or thereafter during the term of this Agreement, that are necessary for the manufacture, use sale, offer for sale, importation, research, development or commercialization or other exploitation of any Product or Marketed Product solely for use in the Retained Rights Field, provided, however, that for this clause (ii) such other Patent Rights shall not include (1) any Patent Right directed to or claiming any manufacturing technology that is not required for the manufacture of such Product or Marketed Product (e.g., if the Product or Marketed Product is amenable to being manufactured by a method that is not covered by the applicable other Patent Right, such other Patent Right would not be considered to be a DOV Patent for purposes of this Agreement) or (2) any Patent Right directed to or claiming any pharmaceutical formulation technology.

1.4.	“Field” means the treatment of any diseases, disorders and conditions in humans, other than any disease, disorder or condition within the Retained Rights Field.

1.5.	“Marketed Product” means a pharmaceutical preparation in finished form containing Product suitable for human administration, whether alone or in combination with other active ingredients.

1.6.
“Net Sales” shall mean the gross amount invoiced for the Marketed Product sold, distributed or otherwise disposed of by DOV and/or its Affiliates or its sublicensees (including any further sublicensees), in an arm’s length transaction to an end user (“Gross Sales”), less:

(i)	transportation charges or allowances, if any, included in such price;

(ii)
trade, quantity or cash discounts, service allowances and broker’s or agent’s commissions, but not salaries, commissions, bonuses or other incentive pay to in-house sales or other personnel if any, allowed or paid;

(iii)
credits or allowances, if any, given or made on account of price adjustments, returns, bad debts, off-invoice promotional discounts, rebates, and any all Federal, state or local government rebates whether in existence now or enacted at any time during the term of this Agreement (e.g., HCFA or Medicaid rebates), rejections, recalls or destruction requested or made by an appropriate government agency; and

(iv)	any tax, excise or governmental charge upon or measured by the sale, transportation, delivery or use of the Marketed Product;

provided that Net Sales shall in no event be less than eighty percent (80%) of Gross Sales.

In the case of discounts on “bundles” of products which include the Marketed Product, DOV, its Affiliates and its sublicensees (including further sublicensees) may, with notice to Wyeth, calculate Net Sales as set forth above discounting the bona fide list price of the Marketed Product by the average percentage discount of all products of the selling party and/or its Affiliates or sublicensees in a particular “bundle”, calculated as follows:

Average percentage
discount on a = (1-A/B) x 100
particular “bundle”

where A equals the total discounted price of a particular “bundle” of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. DOV shall provide Wyeth documentation, reasonably acceptable to Wyeth, establishing such average discount with respect to each “bundle”. Where the Marketed Product is also sold other than in bundled form, the average discount as calculated above shall be applied to the undiscounted list price of the Marketed Product in the “bundle”. If the Marketed Product is not sold separately and no bona fide list price exists for the Marketed Product, the parties shall negotiate in good faith an imputed list price for the Marketed Product, and the average discount as calculated above with respect thereto shall be applied to such imputed list price.

For the sake of clarity, sales of Product or Marketed Product among DOV, its Affiliates, sublicensees or Commercial Partners, where such Product or Marketed Product is being transferred to such Affiliate, sublicensee or Commercial Partner for purposes of resale or further distribution, shall not be included in the calculation of Net Sales, it being understood that Net Sales shall be calculated based on the gross amount invoiced in connection with such resale or further distribution. Notwithstanding, the foregoing, if Product or Marketed Product is sold or otherwise transferred among DOV, its Affiliates, sublicensees or Commercial Partners and DOV, such Affiliate, such sublicensee or such Commercial Partner is the end user of such Product or Marketed Product, then the Net Sales for such units of Product or Marketed Product shall be calculated based on the gross amount invoiced in connection with such sale or transfer.

1.7.
“Patent Rights” shall mean all patents and patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all patents granted thereon, and all patents-of-addition, reissues, reexaminations, extensions and extended exclusivities (including, without limitation, supplementary protection certificates and pediatric extensions) or restorations by existing or future extension or restoration mechanisms.

1.8.	“Product” means any of the compounds listed in Schedule 1, plus any and all prodrugs, optical isomers, hydrates, solvates, salt forms and polymorphs of such compounds.

1.9.
“Retained Rights Field” means the treatment or amelioration of vasomotor symptoms caused by or occurring in relation to or connection with menopause or other female hormonal fluctuations in the patient being treated.

1.10.
“Scheduled Payments” means those lump sums payable at the time of the achievement of specific developmental activities during the development period through actual commercial introduction of a Product following regulatory approval.

1.11.	“Territory” means all countries of the world.

1.12.
“Wyeth Know-How” means all information, patentable or otherwise, developed, applied, or acquired by Wyeth as of May 22, 1997 relating to the production or development of the Product that is reasonably useful or necessary to develop or manufacture Product.

1.13.	“Wyeth Patents” means the Wyeth Primary Patents and the Wyeth Secondary Patents.

1.14.
“Wyeth Primary Patents” means the (i) patents and patent applications listed in Exhibit A, (ii) all patents issuing on such patent applications, (iii) all other Patents Rights that claim priority to, in whole or in part, directly or indirectly, one or more of any of the patents or patent applications identified in (i) or (ii) above, and (iv) those other Patent Rights Controlled by Wyeth or any of its Affiliates, as of the Effective Date or thereafter during the term of this Agreement, which other Patent Rights relate solely to and may be used solely for the manufacture or use of the Product or Marketed Product in the Field, provided, however, that such other Patent Rights of this clause (iv) shall not include (a) any Patent Right directed to or claiming any manufacturing technology that is not required for the manufacture of such Product or Marketed Product (e.g., if the Product or Marketed Product is amenable to being manufactured by a method that is not covered by the applicable other Patent Right, such other Patent Right would not be considered to be a Wyeth Primary Patent for purposes of this Agreement) or (b) any Patent Right directed to or claiming any pharmaceutical formulation technology.

1.15.
“Wyeth Secondary Patents” means all Patent Rights (other than the Wyeth Primary Patents) Controlled by Wyeth or any of its Affiliates, as of the Effective Date or thereafter during the term of this Agreement, that are necessary for the manufacture, use, sale, offer for sale, importation, research, development or commercialization or other exploitation of any Product or Marketed Product, provided, however, that such Patent Rights shall not include (i) any Patent Right directed to or claiming any manufacturing technology that is not required for the manufacture of such Product or Marketed Product (e.g., if the Product or Marketed Product is amenable to being manufactured by a method that is not covered by the applicable other Patent Right, such other Patent Right would not be considered to be a Wyeth Secondary Patent for purposes of this Agreement) or (ii) any Patent Right directed to or claiming any pharmaceutical formulation technology.

1.16.	“Wyeth’s Place of Payment” means 500 Arcola Road, Collegeville, Pennsylvania 19426.

1.17.	As used in this Agreement, the singular includes the plural and the plural includes the singular, wherever appropriate by fact or by context.

Article 2.0  License Grants

2.1.
As of May 29, 1998, Wyeth hereby grants, for itself and its Affiliates, to DOV and its Affiliates, an exclusive (even as to Wyeth and its Affiliates) license under Wyeth Patents and Wyeth Know-How (a) to make, have made and develop (subject to Article 3.4) Product and Marketed Product in the Territory and (b) to use, sell, offer to sell, import and commercialize Product and Marketed Product in the Field in the Territory. For the sake of clarity, DOV shall have no right under the Wyeth Patents or the Wyeth Know-How to make, have made, and develop any Product and Market Product in the Retained Rights Field, it being understood and agreed that Wyeth shall have the sole right to do so, subject to Article 3.4. For the sake of clarity, the license granted hereunder with respect to a Product or Marketed Product shall encompass any metabolite of such Product or Marketed Product resulting from human administration of such Product or Marketed Product, but shall not encompass the administration of any such metabolite as a separate pharmaceutical product.

2.2.
Subject to Wyeth’s right of first refusal provided for in Article 4.0 and the provisions in Article 5.0, DOV shall have the right to grant sublicenses under the license provided for in Article 2.1. DOV shall provide Wyeth with a true, accurate and complete copy of each such sublicense granted by it promptly after granting such sublicense. In the event that DOV grants such a sublicense to a third party, Wyeth agrees to negotiate in good faith and enter into with each of DOV and such third party a standby license under which Wyeth would grant to such third party (and DOV would consent to the grant to such third party of), a direct license of the rights granted to DOV under Article 2.1 above, which direct license (i) would become effective upon the termination (but not expiration) of this Agreement for any reason other than a termination by Wyeth under Article 13.4 for an uncured material breach of this Agreement which breach is caused in whole or in part by the actions or omissions of such third party (ii) would provide for such third party to promptly cure any breach of this Agreement remaining uncured at such time of termination, (iii) would be on the terms and conditions under the sublicense agreement between DOV and such third party, provided, however, that in no event shall such terms and conditions be any less favorable to Wyeth than the terms and conditions of this Agreement and (iv) would include other terms and conditions customary for agreements of such type. It is understood and agreed that in consideration for entering into any such direct license, Wyeth would not require such sublicensee to make any payments to Wyeth over and above those that would be required under clauses (ii) and (iii) above.

2.3.
Without limiting the scope of the license granted to DOV under Article 2.1(a), Wyeth retains all rights under the Wyeth Patents and Wyeth Know-How to use, sell, offer to sell, import, develop and commercialize Product and Marketed Product in the Territory solely for use in the Retained Rights Field, in all events subject to Article 3.4. On a country-by-country basis, Wyeth hereby agrees not to commercialize Product or Marketed Product for use in the Field for the period during which DOV is obligated to pay royalties hereunder on sales of Product or Marketed Product in such country.

2.4.
As of the Effective Date, DOV hereby grants, for itself and its Affiliates, to Wyeth, an exclusive license under the DOV Patents to use, develop, sell, offer to sell, import and commercialize Product and Marketed Product in the Territory solely for use in the Retained Rights Field, in all events subject to Article 3.4 remaining in full force and effect, provided, however, that the grant of such license shall be subject to the licenses granted to DOV under Article 2.1, including, without limitation, DOV’s exclusive right under the Wyeth Patents and to use the Wyeth Know-How to make, have made and develop Product and Marketed Product in the Territory.

Article 3.0  Developmental Activities

3.1.
While this Agreement is in effect, DOV shall use reasonable efforts to develop and commercialize the Product, either through itself or through a third party commercial partner. Such activities include negotiating the terms of a sublicense agreement with a third party.

3.2.
DOV may disclose unpublished Wyeth Patents and Wyeth Know-How to a third party, bound under an obligation of confidentiality that is substantially the same as the obligation provided for in Article 7.0 of this Agreement, to the extent necessary to negotiate a sublicense, and thereafter to develop and commercialize the Product.

3.3.	On a quarterly basis, DOV, upon Wyeth’s request, shall provide Wyeth with a written report outlining its developmental activities during that quarter.

3.4.
In the event that either party desires either to conduct any clinical studies of a Product or Marketed Product for use in the Retained Rights Field or to seek regulatory approval to market and sell Product or Marketed Product for use in the Retained Rights Field, such party shall notify the other and the parties shall enter into negotiations for the parties to cooperate in the development and commercialization of Product and Marketed Product on mutually agreeable terms for use in the Retained Rights Field, provided, however, that neither party or any of their respective Affiliates or sublicensees shall conduct any such research or development or commercialization of any Product or Marketed Product for use in the Retained Rights Field without first reaching agreement with the other party, and provided further, DOV shall not be in violation of this Article 3.4 if a patient is treated for a disease, condition or disorder falling within the Retained Rights Field merely incidentally as a result of administration of Product or Marketed Product for an indication not falling within the Retained Rights Field (provided that for this last provisio neither DOV, its Affiliates or sublicensees have deliberately taken any action, directly or indirectly, to encourage such use of a Product or Marketed Product).

Article 4.0  Wyeth Right of First Refusal

4.1.
Prior to or simultaneously with beginning discussions with any third party regarding a potential Partnering Agreement for Product or Marketed Product, DOV may notify Wyeth that DOV is pursuing such discussions and provide Wyeth with a copy of all data and information in DOV’s possession relating to such Product or Marketed Product. Prior to its entering into a Partnering Agreement with a third party with respect to Product, DOV shall present, in writing, to Wyeth the bona fide proposed terms and conditions of said Partnering Agreement (the “Third Party Term Sheet”). Following receipt by Wyeth of the Third Party Term Sheet, Wyeth shall have thirty (30) days to notify DOV if it intends to enter into a development agreement with DOV, the terms of which would exceed those proposed by a third party by ten percent (10%) relative to Scheduled Payments and royalties, provided, however, that if DOV has not provided Wyeth with the notification, data and information as and when contemplated under the first sentence of this Article 4.1, the thirty (30) day period referenced above in this sentence shall be changed to sixty (60) days. So as to permit Wyeth to reach such decision, DOV shall provide to Wyeth all relevant data and information regarding Product available to DOV (which data was not previously provided to Wyeth as required under the first sentence of this Article 4.1), simultaneously with its providing to Wyeth the terms and conditions offered by the said third party.

4.2.
Upon Wyeth’s providing DOV with notification of its intent to enter into an agreement with DOV pursuant to Article 4.1, the parties will promptly negotiate said agreement embodying Wyeth’s offer under Article 4.1 and this Agreement shall terminate upon the effective date of said agreement.

4.3.
If Wyeth does not notify DOV of its intention to enter into an agreement with DOV pursuant to Articles 4.1 and 4.2, within the thirty (30) or sixty (60) day period provided for under Article 4.1, as applicable, DOV shall be free to enter into a sublicense agreement with the third party under the terms presented to Wyeth, or better.

4.4.
In the event that DOV files a New Drug Application (NDA) in the USA, or a foreign equivalent thereof in Europe or Japan, but has not yet entered into a license agreement with a third party for Product, DOV shall provide Wyeth with a copy of the NDA ( or the foreign equivalent thereof as filed together with its English translation) for evaluation by Wyeth. If Wyeth expresses an interest in marketing the Product, then the parties shall enter into good faith negotiations relating to the possibility of Wyeth’s obtaining marketing rights to the Product, provided that DOV shall not be required to grant by this Article 4.4 any such rights.

Article 5.0  Partnering Agreements

5.1.
If DOV enters into a Partnering Agreement with a third party with regard to Product under this Agreement, such Partnering Agreement shall provide for DOV to receive Scheduled Payments and royalty payments based on Net Sales of Marketed Product.

Article 6.0  Payments

6.1.
Within thirty (30) days after the Effective Date of the Original License Agreement, DOV shall pay Wyeth the fee as indicated below in this Article 6.1 for exercising its Option rights with regard to each Product. Such fee shall be non-refundable and non-creditable against any other payments due Wyeth pursuant to this Agreement:

CL 216,303	$50,000

Wyeth acknowledges that the fee provided for in this Article 6.1 has been received.

6.2.	DOV shall pay to Wyeth the Scheduled Payment set forth below within thirty (30) days after achievement of the event corresponding to such Scheduled Payment:

Event	Payment
First NDA (or equivalent) filing in the United States, Europe or Japan for any Product	$2,500,000*
NDA (or equivalent) approval in the United States, Europe or Japan for any Product	$4,500,000

* Wyeth acknowledges and agrees that the $2,500,000 payment for the first NDA filing set forth above has been received by Wyeth and paid in full.

It is understood and agreed that the Scheduled Payments set forth in this Section 6.2 shall be payable at one hundred percent (100%) of the amounts set forth above for any Product containing CL216,303 (or any prodrug, hydrate, solvate, salt form or polymoph thereof) and at fifty percent (50%) of the amounts set forth above for each Product containing either DOV21,947 or DOV102,677 (or any prodrug, hydrate, solvate, salt form or polymoph thereof, but not also containing CL216,303 or any prodrug, hydrate, solvate, salt form or polymorph thereof), provided, however, the total payment due as a result of NDA (or equivalent) approvals of Products shall not exceed $4,500,000, in each case, regardless of the number of Products for which such NDAs (or equivalents) are filed or approved (for example, if DOV obtains NDA approval in the United States for a Product containing DOV21,947, DOV would pay to Wyeth $2,250,000 within thirty (30) days of obtaining such approval and if DOV, later obtains NDA approval of a Product containing either CL216,303 or DOV102,677 in the United States, DOV would only be required to pay an additional $2,250,000 to Wyeth as a result of such NDA approval). Notwithstanding the foregoing, in the event that DOV grants a sublicense, with respect to Product or Marketed Product, to or otherwise enters into an agreement (a “Partnering Agreement”) with a third party (a “Commercial Partner”) relating to and where such third party has the right to control, in whole or in part, the development or commercialization of Product or Marketed Product in one or more countries of the Territory (including, without limitation, any asset purchase agreement, joint venture agreement, collaboration agreement, copromotion or comarketing agreement, distribution agreement, or license agreement, but excluding any agreement where the third party solely provides services to DOV in connection with the development of the Product, e.g., a clinical trial agreement with a clinical research organization) then the Scheduled Payment set forth above that would become due with respect to such Product(s) upon NDA (or equivalent) filing or approval, as the case may be, but regardless of whether the relevant event actually occurs, shall become immediately due and payable by DOV within the next thirty (30) days. The remaining Scheduled Payments, if any, for such Product shall remain payable upon achievement of the relevant events as set forth above. For the sake of clarity, only one Scheduled Payment shall be accelerated per Product.

6.3.
Subject to Section 6.4 below, DOV shall pay to Wyeth royalties in the amount of three and one-half percent (3.5%) of all Net Sales obtained by DOV or its Affiliates, in connection with the sale, or distribution or other disposition of Product or Marketed Product in the Territory. Notwithstanding the foregoing, if DOV sublicenses the Product or Marketed Product or otherwise enters into a Partnering Agreement with any third party relating to the development or commercialization of the Product or Marketed Product in one or more countries of the Territory, DOV shall pay to Wyeth royalties in the amount of four percent (4.0%) of all Net Sales obtained by DOV, its Affiliates, sublicensees or Commercial Partners in connection with the sale, distribution or other disposition of such Product or Marketed Product in such country(ies) (it being understood that for all remaining countries royalties would remain payable at the rates set forth above).

6.4.
Notwithstanding any provision in this Agreement to the contrary, royalties shall be payable under Section 6.3 above with respect to the sale or distribution or other disposition of Products or Marketed Products containing as their active ingredient(s) either of the compounds DOV21,947 or DOV102,677 (or any prodrug, hydrate, solvate, salt form or polymoph thereof, but not also containing CL216,303 or any prodrug, hydrate, solvate, salt form or polymorph thereof), only in the event that (i) the composition or use of such compound, as applicable, is covered by a valid issued claim (which claim has not been declared unenforceable by a court of competent jurisdiction and such decision is not appealable or has not been appealed) included within at least one of the Wyeth Patents in the country of use or sale as of such sale, distribution or other disposition or (ii) such compound, as applicable, was discovered and developed by DOV without the non-deminimus use of any of the Wyeth Know-How which Wyeth Know-How was not in the public domain at the time of such use. It is understood and agreed that this Section 6.4 shall have no effect on DOV’s obligation to pay royalties with respect to the sale or distribution or other disposition of any Product or Marketed Product containing the compound CL216,303 (or any prodrug, hydrate, solvate, salt form or polymoph thereof).

6.5.
DOV shall keep and shall obligate its Affiliates, sublicensees and Commercial Partners to keep accurate and complete records of all sales of Product and Marketed Product in accordance with generally accepted accounting principles and practices. In any agreement between DOV and a third party, DOV shall obligate such third party to allow routine audits by Wyeth of such third party’s records relating to the Product and Marketed Product and shall further require such third party to likewise obligate any additional third party that enters into an agreement with the third party relating to the Product and Marketed Product to allow routine audits by Wyeth of such additional third party’s records relating to the Marketed Product. Wyeth, no more than one time per calendar year for each of DOV or any third party so audited, may conduct, at its own expense, at reasonable times during normal business hours, through an accountant designated by Wyeth and acceptable to DOV (and its sublicensees and their sublicensees, as appropriate), an audit of the accounts contemplated above, as well as any supporting instruments and documents, and may make copies of and extracts from such records for the sole purpose of ascertaining or verifying the correctness of the amounts remitted by DOV hereunder. Such accountant shall be required by DOV or any sublicensee to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Wyeth or DOV any information other than information relating to or supporting the accuracy of the payments due from DOV hereunder (and, except to the extent necessary to support sales data using bundles, in no event information that relates to products other than the Product and Marketed Product). Each such audit shall be limited to the records and accounts pertaining to the year on which the audit is conducted and the immediately preceding five (5) calendar years. Results in the form of a report of such audit shall be made available by Wyeth to DOV and to any third party that is the subject of the audit. Should such audit reveal any discrepancies between reports made by DOV or its sublicensees and the audit exceeding five percent (5%) in favor of DOV or any third party that is audited, then DOV shall pay in full the costs of such audit requested by Wyeth; otherwise, Wyeth shall bear the costs in full for the audit of the records of DOV, its Affiliates, or its sublicensees. In the event DOV, its Affiliates or sublicensees (including further sublicensees) conducts an audit of any sublicensee selling the Marketed Product, DOV shall provide or shall cause such Affiliate or sublicensee to provide to Wyeth a copy of each audit report generated in connection therewith.

6.6.
Royalty payments shall be due within sixty (60) days of the end of each calendar quarter on Net Sales made in that quarter and shall be paid at Wyeth’s Place of Payment. Royalties shall accrue in the currency of the country in which the sale of the Product or Marketed Product is made, and if different from U. S. dollars shall be converted into such currency using the exchange rate appearing in the Wall Street Journal applicable for the last day of the calendar quarter during which the royalties accrued.

6.7.
All taxes, assessments, fees, and charges, if any, levied under income tax laws or regulations with respect to payments due Wyeth hereunder shall be for the account of Wyeth and if required by law to be withheld and paid to the applicable jurisdiction, may be deducted by DOV from such payments due to Wyeth. Receipts for all such deducted taxes, assessments, fees and charges paid by DOV to the taxing authorities shall be secured by DOV and sent to Wyeth.

6.8.
In case of any delay in payment by DOV to Wyeth not occasioned by force majeure, interest at the rate of one percent (1%) per month, assessed from the thirty-first day after the due date of the said payment, shall be due Wyeth without any special notice.

Article 7.0  Confidentiality

7.1.
If during the performance of this Agreement, one party hereto wishes to disclose information to another that it considers confidential, and if the receiving party is willing to accept such information, then such information may not be subsequently disclosed by the receiving party to a third party, other than as provided in this Agreement, without the written permission of the disclosing party. The parties to this Agreement shall hold in confidence all information and all knowledge, know-how, practices, process or other information disclosed or submitted in writing or in other tangible form that is considered to be confidential for a period of five (5) years from the date of such disclosure, except:

(a)	information that at the time of disclosure is in the public domain;

(b)	information that after disclosure is published or otherwise becomes part of the public domain through no fault of the receiving party;

(c)	information that was in the possession of the receiving party at the time of disclosure;

(d)	information that is developed by or on behalf of the receiving party independently of any disclosure to it by the disclosing party hereunder; or

(e)	information that is provided to the receiving party by a third party with the right to so provide.

Article 8.0  Adverse Experience

8.1.
DOV shall keep (and DOV shall cause its sublicensees to keep under terms and conditions equal to those set forth in this Article 8.0) Wyeth, during the term of this Agreement, promptly and fully informed of all pharmaceutical, toxicological and clinical findings relating to adverse experience of the Product or Marketed Product.

8.2.
DOV undertakes to notify Wyeth promptly with written confirmation by immediate telecopy of any information concerning any serious adverse event as defined by C.I.O.M.S. or the F.D.A. or by the Ministry of Health & Welfare in Japan, as applicable, reasonably associated with clinical studies or attributed to the use or application of the Product or Marketed Product. In any event the above notification shall be made within two (2) working days after DOV first learns or is advised of all relevant information with respect to such serious adverse event.

8.3.
DOV shall also forward regularly (and usually every six months unless the parties agree on another period) to Wyeth any information on all other adverse effects or any difficulty associated with the clinical use, studies, investigations, tests and prescription of the Product or Marketed Product.

8.4.	DOV shall provide upon request the information on estimated patient days of exposure.

8.5.
DOV shall inform Wyeth, without delay, of any governmental action, correspondence or reports to or from governmental authorities that may affect the situation of the Product or Marketed Product and furnish Wyeth with copies of any relevant documents relating thereto.

Article 9.0  Representations and Warranties

9.1.
Wyeth hereby represents and warrants that it has the right to grant DOV the license under Article 2.0 of this Agreement, and that, as of the Signature Date, Wyeth, to the best of its knowledge, is not a party to any lawsuit, opposition, re-examination or interference contesting the validity of the Wyeth Patents. Notwithstanding the foregoing, Wyeth makes no other warranties, expressed or implied, and Wyeth does not warrant, nor does it entitle any agent, officer, employee or representative of Wyeth to warrant, validity, enforceability, efficacy, merchantability, fitness for a particular purpose or otherwise with respect to Product, Marketed Product or Wyeth Patent as the case may be.

9.2.
DOV is fully cognizant of Good Laboratory Practices (“GLP”) and Good Manufacturing Practices (“GMP”) and shall manufacture or have manufactured Product and Marketed Product in a manner that fully complies with GLP and GMP.

Article 10.0  Indemnification, Liability and Insurance

10.1.
DOV shall at all times during the term of this Agreement, and thereafter, indemnify, defend and hold Wyeth and all its Affiliates and their respective directors, officers, partners, employees, servants and agents harmless from and against any and all claims and expenses, including without limitation legal expenses, court costs, and reasonable attorney’s fees, arising out of or relating to the death of or actual or alleged injury to any person or damage to any third party’s property, and from and against any other claim, proceeding, demand, expense, cost and liability of any kind whatsoever (collectively “liabilities”) resulting from, arising out of or related to Product or Marketed Product.

10.2.
DOV shall take all necessary steps, at its own costs, and shall so obligate its sublicensee to properly maintain insurance policies to cover all liabilities to any third party that might be incurred, directly or indirectly, as a result of its participation in the performance of this Agreement.

10.3.
DOV shall maintain (and shall cause its sublicensee to maintain) product liability insurance that may include funded self-insurance reserves with respect to the development, manufacture and sale of Product and Marketed Product in such amount as customary in the industry. DOV (and its sublicensee) shall maintain such insurance for so long as it continues to develop, manufacture or sell Product and Marketed Product and thereafter for so long as required to cover such manufacture or sales.

DOV (and its sublicensee) shall name Wyeth as an additional insured on its insurance policy. Upon execution of the Original License Agreement DOV has supplied, and during the term of this Agreement, upon Wyeth’s request, DOV shall supply Wyeth with evidence of such coverage, and undertakes to communicate to Wyeth during the term of this Agreement any modifications to such coverages.

Article 11.0  Use of Names/ Trademarks/Publicity

11.1.	Neither party shall use the name or trademarks of the other party in any advertising or other form of publicity without the written permission of the other party.

11.2.
By virtue of this License Agreement, neither party shall acquire any right to use trademarks, tradedress or other indicia of origin belonging to the other party, or any of such other party’s Affiliates.

11.3.
The timing and content of any press release or other public communications relating to this Agreement and the transactions contemplated herein shall, except as otherwise required by law, be determined jointly by Wyeth and DOV.

Article 12.0  Patent Maintenance, Infringements, and Interferences

12.1.	Wyeth Patents.

(i)
Prosecution and Maintenance. Wyeth shall be responsible for the preparation, filing, prosecution and maintenance (including, without limitation, any interferences, oppositions, reissue proceedings and reexaminations), of the Wyeth Patents. Wyeth shall reasonably consult with DOV with respect to the preparation, filing, prosecution and maintenance of the Wyeth Primary Patents and DOV agrees to reasonably cooperate with Wyeth in such activities. Wyeth shall keep DOV advised of the status of such activities and shall also inform DOV in a timely manner of any material communications Wyeth receives from the relevant patent office with respect to such activities. Wyeth shall give notice to DOV of any desire to cease preparation, filing, prosecution or maintenance of any Wyeth Primary Patent on a country-by-country basis, and in such case, DOV shall have the right to elect to continue preparation, filing, prosecution and maintenance of such Wyeth Primary Patent. In the event that DOV elects to continue any such activities for such Wyeth Primary Patent, DOV shall reasonably consult with Wyeth with respect thereto and shall consider in good faith Wyeth’s reasonable views with respect to such activities, and Wyeth agrees to transfer to DOV all information reasonably requested by DOV for DOV to conduct such activities and to otherwise reasonably cooperate with DOV in such actions. DOV shall keep Wyeth advised of the status of such actions and shall also inform Wyeth in a timely manner of any material communications DOV receives from the relevant patent office with respect to such activities. Each party shall bear its own costs with respect to any preparation, filing, prosecution and maintenance of any Wyeth Patent for which it is responsible. Upon DOV’s reasonable request, Wyeth shall consider in good faith prosecuting in a separate Patent application any claim(s) concerning Product or Marketed Product that if separated into a separate Patent would thereby qualify as a “Wyeth Primary Patent” under clause (iv) of that definition instead of being included in another Wyeth Patent that is a “Wyeth Secondary Patent” hereunder, provided that (i) such separation and additional Patent shall not adversely affect the patentability, validity or enforceability any of the other Wyeth Patents or any other Patents owned or controlled by Wyeth or any of its Affiliates, and (ii) DOV shall be responsible for any incremental out-of-pocket costs incurred by Wyeth for preparing, filing, prosecuting and maintaining such additional Patent.

(ii)
Defense. In the event that any actions, claims, demands, suits or other legal proceedings are brought or threatened to be brought against DOV by a third party for infringement of such third party’s patent(s) relating to Product per se (but not relating to formulation technology or general manufacturing technology), by virtue of DOV’s manufacture, use, sale, offer for sale, or importation of the Product or Marketed Product hereunder, DOV shall notify Wyeth forthwith of the threat or existence of such actions with sufficient evidence thereof to enable the parties to prepare an appropriate defense strategy. The parties shall consult together as to the action to be taken and as to how the defense will be handled. DOV shall be responsible for all defense costs.

DOV undertakes not to make any admission of liability to a claimant or plaintiff or his or her legal representative or insurer and not to sign any agreement in respect of such proceedings without Wyeth’s previous written consent not to be unreasonably withheld.

When DOV, because of the settlement with Wyeth’s consent of the claimed infringement, or a final unappealable or non-appealed judgment of a court of competent jurisdiction, is required to make payments to one or more third parties to obtain a license without which the marketing of the Marketed Product could not be made in a given country, DOV may deduct up to fifty percent (50%) of such payments from the royalty payments due to Wyeth hereunder, provided however, that in no event shall any royalty payment that would otherwise be due to Wyeth be reduced by more than fifty percent (50%).

(iii)
Enforcement - Wyeth Primary Patents. Each party shall promptly inform the other party of any suspected infringement of any of the Wyeth Primary Patents in the Field by a third party and provide the other party with any available evidence of such suspected infringement.

DOV shall have the first right but not the obligation to institute any claim, suit or proceeding against an infringer or a presumed infringer of the Wyeth Primary Patents in the Field. DOV shall control the prosecution of any such suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim, provided, however, that DOV shall have no right to diminish any of the rights retained by Wyeth hereunder in settling or disposing of any such suit or claim. Wyeth shall provide DOV with all reasonable assistance (other than financial), at DOV’s expense, required to institute and maintain such proceedings (including, without limitation, being a named party to any such suit or claim). In the event DOV takes action against a presumed infringer of any of the Wyeth Primary Patents, DOV shall bear the entire costs of such prosecution and, in the event that DOV obtains payment of any recovery, court award or settlement (a “Recovery”) from the third party infringer for infringement of the Wyeth Primary Patents, DOV shall pay to Wyeth, after deducting the costs and expenses borne by DOV in prosecuting the claim of infringement, either (a) if reasonable royalties are recovered, the greater of (x) the royalty Wyeth would have been entitled to receive under Article 6 hereof had such allegedly infringing product been sold as a Product or Marketed Product under this Agreement or (y) fifty percent (50%) of the remainder of such Recovery or (b) if lost profits are recovered, the greater of (x) twenty-five percent (25%) of the remainder of such Recovery or (y) the royalty Wyeth would have received hereunder on an amount of Net Sales that would generate a profit for DOV in the amount of the remainder of such Recovery, and, in the case of either (a) or (b) above, DOV shall be entitled to retain the remaining amount of such Recovery.

Wyeth shall have the right, but not the obligation, to enforce the Wyeth Primary Patents against any infringer or presumed infringer in the Retained Rights Field. Wyeth shall control the prosecution of any such enforcement suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim, provided, however, that Wyeth shall have no right to diminish any of the rights granted to DOV hereunder in settling or disposing of any such suit or claim. DOV shall provide Wyeth with all reasonable assistance (other than financial), at Wyeth’s expense, required to institute and maintain such proceedings (including, without limitation, being a named party to any such suit or claim). Wyeth shall bear the entire costs of such prosecution and shall be entitled to retain one hundred percent (100%) of any Recovery from the third party infringer for any such infringement.

(iv)
Enforcement - Wyeth Secondary Patents. Each party shall promptly inform the other party of any suspected infringement of any of the Wyeth Secondary Patents in the Field by a third party and provide the other party with any available evidence of such suspected infringement.

Wyeth shall have the first right, but not the obligation, to enforce the Wyeth Secondary Patents against any infringer or presumed infringer thereof. Wyeth shall control the prosecution of any such enforcement suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim, provided, however, that Wyeth shall have no right to diminish any of the rights granted to DOV hereunder in settling or disposing of any such suit or claim. DOV shall provide Wyeth with all reasonable assistance (other than financial), at Wyeth’s expense, required to institute and maintain such proceedings (including, without limitation, being a named party to any such suit or claim). In the event Wyeth so elects to enforce any of the Wyeth Secondary Patents against any presumed third party infringer thereof, Wyeth shall bear the entire costs of such prosecution and, in the event that Wyeth obtains payment of any Recovery from the third party infringer for any such infringement, Wyeth shall be entitled to retain one hundred percent (100%) of any such Recovery for any infringement of the Wyeth Secondary Patents resulting from the manufacture, use, import, or sale of a product other than a Product or Marketed Product or from the manufacture, use, import, or sale of a Product or Marketed Product in the Retained Rights Field and, for infringement of any Wyeth Secondary Patents as a result of the manufacture, use, import or sale of a Product or Marketed Product in the Field, Wyeth, after deducting the costs and expenses borne by Wyeth in taking action against the alleged infringer, shall be entitled to retain either (a) if reasonable royalties are recovered, the greater of (x) the royalty Wyeth would have been entitled to receive under Article 6 hereof had such allegedly infringing product been sold as a Product or Marketed Product under this Agreement or (y) fifty percent (50%) of the remainder of such Recovery or (b) if lost profits are recovered, the greater of (x) twenty-five percent (25%) of the remainder of such Recovery or (y) the royalty Wyeth would have received hereunder on an amount of Net Sales that would generate a profit for DOV in the amount of the remainder of such Recovery, and, in the case of either (a) or (b) above, the remaining amount of such Recovery shall be payable to DOV.

In the event that Wyeth fails to initiate action to obtain a discontinuance of the alleged infringement of the Wyeth Secondary Patents where such infringement is a result of the manufacture, use, import or sale of a Product or Marketed Product in the Field, within one hundred eighty (180) days after notice is given by one party to the other of such alleged infringement, DOV may, but shall not be obligated, to request that Wyeth permit DOV to institute negotiations or legal proceedings with respect to such infringement. Wyeth, shall notify DOV within sixty (60) days of such request whether it will or will not permit DOV to take such action, it being understood and agreed, that such determination may be made by Wyeth in its sole discretion. In the event Wyeth permits DOV to take such action, DOV shall control the prosecution of any such suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim (subject to the licenses and retained rights of Article 2.0). Wyeth shall provide DOV with all reasonable assistance (other than financial), at DOV’s expense, required to institute and maintain such proceedings. In the event DOV so elects to enforce the Wyeth Secondary Patents against a third party manufacturing, using, selling or importing any Product or Marketed Product in the Field, DOV shall bear the entire costs of such action and, in the event that DOV obtains payment of any Recovery, from the third party infringer for any such infringement, DOV, after deducting the costs and expenses incurred in taking such action shall pay to Wyeth either (a) if reasonable royalties are recovered, the greater of (x) the royalty Wyeth would have been entitled to receive under Article 6 hereof had such allegedly infringing product been sold as a Product or Marketed Product under this Agreement or (y) fifty percent (50%) of the remainder of such Recovery or (b) if lost profits are recovered, the greater of (x) twenty-five percent (25%) of the remainder of such Recovery or (y) the royalty Wyeth would have received hereunder on an amount of Net Sales that would generate a profit for DOV in the amount of the remainder of such Recovery, and, in the case of either (a) or (b) above, the remaining amount of such Recovery shall be retained by DOV.

In the event that (i) Wyeth elects not to enforce the Wyeth Secondary Patents against a third party alleged to be infringing such Wyeth Secondary Patents as a result of the manufacture, use, import or sale of a Product or Marketed Product in the Field, (ii) Wyeth does not permit DOV to enforce the Wyeth Secondary Patents against such third party, (iii) neither Wyeth nor DOV (nor any of DOV’s Affiliates, licensees or sublicensees) have taken, are taking or plan to take action against such third party to enforce a Wyeth Primary Patent or a patent owned or controlled by DOV or any of DOV’s Affiliates, licensees or sublicensees, and (iv) during a given calendar quarter the units of the allegedly infringing product being sold in the country where such infringement is occurring amount to twenty-five percent (25%) or greater of the sum of the units of Product, Marketed Product and such allegedly infringing product being sold in such country, then the royalty payable by DOV to Wyeth under Article 6.3 hereof for sales made in such country during such calendar quarter shall be reduced to fifty percent (50%) of the royalty that would otherwise be payable under Article 6.3 hereof with respect to sales during such calendar quarter of Product or Marketed Product in the country where such infringement is occurring.

12.2.	DOV Patents.

(i)
Prosecution and Maintenance. DOV shall be responsible, at its own expense, for the preparation, filing, prosecution and maintenance (including, without limitation, any interferences, oppositions, reissue proceedings and reexaminations) of the DOV Patents. Wyeth shall reasonably consult with DOV with respect to the preparation, filing, prosecution and maintenance of the DOV Patents. DOV shall keep Wyeth advised of the status of such activities and shall also inform Wyeth in a timely manner of any material communications DOV receives from the relevant patent office with respect to such activities. DOV shall give notice to Wyeth of any desire to cease preparation, filing, prosecution or maintenance of any DOV Patent on a country-by-country basis, and in such case, to the extent not in conflict with DOV’s obligations under any agreement under which DOV has licensed such DOV Patent to a third party for use in the Field (as of the Signature Date or thereafter), Wyeth shall have the right to elect to continue preparation, filing, prosecution and maintenance of such DOV Patent. In the event that Wyeth elects to continue any such activities for such DOV Patent, Wyeth shall reasonably consult with DOV with respect thereto and shall consider in good faith Wyeth’s reasonable views with respect to such activities, and DOV agrees to transfer to Wyeth all information reasonably requested by Wyeth for Wyeth to conduct such activities and to otherwise reasonably cooperate with Wyeth in such actions. Wyeth shall keep DOV advised of the status of such actions and shall also inform DOV in a timely manner of any material communications Wyeth receives from the relevant patent office with respect to such activities. Each party shall bear its own costs with respect to any preparation, filing, prosecution and maintenance of any DOV Patent for which it is responsible.

(ii)
Enforcement. Each party shall promptly inform the other party of any suspected infringement of any of DOV Patents by a third party and provide the other party with any available evidence of such suspected infringement. DOV shall have the sole right, but not the obligation, to institute any claim, suit or proceeding against an infringer or a presumed infringer of the DOV Patents in the Field, and the first right, but not the obligation, to institute any claim, suit or proceeding against an infringer or a presumed infringer of the DOV Patents in the Retained Rights Field. DOV, at its sole expense, shall control the prosecution of any such suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim, provided, however, that DOV shall have no right to diminish any of the rights granted to Wyeth hereunder in settling or disposing of any such claim. Wyeth shall provide DOV with all reasonable assistance (other than financial), at DOV’s expense, required to institute and maintain such proceedings.

In the event that DOV fails to initiate action to obtain a discontinuance of the alleged infringement of the DOV Patents as a result of the manufacture, use, import or sale of a Product or Marketed Product in the Retained Rights Field within one hundred eighty (180) days after notice is given by one party to the other of such alleged infringement, Wyeth, at its own expense, shall have the right, but not the obligation, to institute negotiations or legal proceedings with respect to such infringement. In such event, Wyeth shall control the prosecution of any such suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim (subject to DOV’s involvement), provided, however, that Wyeth shall have no right to diminish any of the rights retained by DOV hereunder in settling or disposing of any such suit or claim. DOV shall provide Wyeth with all reasonable assistance (other than financial), at Wyeth’s expense, required to institute and maintain such proceedings.

In the event either party enforces the DOV Patents against the manufacture, use, import or sale of a Product or Marketed Product in the Retained Rights Field, and obtains any Recovery from the alleged third party infringer, the enforcing party shall be entitled to retain from such Recovery the costs and expenses incurred by it in taking action against such third party and the remainder of any Recovery shall be retained by Wyeth if Wyeth is the enforcing party or paid to Wyeth if DOV is the enforcing party.

Article 13.0  Duration and Termination

13.1.
This Agreement shall be binding on the parties as of the day of its execution but shall have no force or effect until either the parties determine that notification under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. 18a, and the regulations promulgated thereunder, 16 C.F.R. 801.1 et seq., is not required or if the parties determine that such notification is required, the waiting period shall have expired or been terminated. If a notification filing is required, the parties shall, at their own expense, prepare and make all appropriate filings. The parties shall cooperate in the antitrust clearance process and hereby agree to furnish promptly to the FTC and the Antitrust Division of the Department of Justice such additional information reasonably requested by them in connection with such filings. In the event that the waiting period has not expired or been terminated within six (6) months after the date of signature of this agreement by both parties, the parties shall revert to their status before signing and this agreement shall be of no force and effect, except for Articles 7, 10, and 11, which shall survive pursuant to their terms. Thereafter, the Agreement shall continue in full force and effect on a country by country basis until the later of (i) subject to Article 12.1(iii), the last to expire of any valid and enforceable claims that are now issued or that issue at any time during the term of this Agreement under the Wyeth Patents in such country covering the use or sale of Marketed Product sold in such country, or (ii) a period of ten (10) years following the launch of Marketed Product by DOV or any of its sublicensee(s) in such country.

13.2.
Upon expiration of this Agreement with respect to a Marketed Product in a country of the Territory, the obligations of the parties under Article 3.4 with respect to such Marketed Product in such country shall no longer apply and DOV shall be deemed to have a fully-paid, royalty-free, non-exclusive license with the right to make or have made, use or sell Product and Marketed Product in such country as well as to freely utilize all data generated hereunder or received from Wyeth by DOV without DOV’s having further obligation to Wyeth, except for maintaining confidentiality as required by Article 7.1 of this Agreement and performing any obligations that survive expiration of this Agreement in accordance with Article 18.7.

13.3.
Subject to Article 18.7, DOV shall be free to terminate its rights and obligations under this Agreement and surrender and return to Wyeth all rights acquired by DOV hereunder at any time upon ninety (90) days’ prior written notice to Wyeth at which time all license rights granted by Wyeth to DOV hereunder shall come to an end. Upon Wyeth’s request after any such termination, DOV shall assign to Wyeth all regulatory filings and approvals pertaining to any Product or Marketed Product and transfer to Wyeth all data and information in DOV’s possession in connection therewith. Such termination shall have no affect on the licenses granted by DOV to Wyeth under Article 2.4 (subject to Article 3.4).

13.4.
In the event that a party hereto breaches any material condition herein contained, the other party may provide a formal written notice of such breach, requesting rectification within a sixty (60) day period from the date of receipt of such notice. The party alleged to be in breach of this Agreement shall either submit a commercially reasonable plan for rectification within forty-five (45) days of receipt of notice (if the breach cannot be rectified within the sixty (60) day period), or take appropriate steps to remedy the breach if capable of remedy within such sixty (60) day period. If within the said sixty (60) day period neither the aforesaid plan has been submitted, nor the breach cured, the party alleging breach shall then be entitled to terminate this Agreement, thereby surrendering all rights granted to it hereunder, by written notice to the other party, such termination having immediate effect. Upon Wyeth’s request after any such termination by Wyeth, DOV shall assign to Wyeth all regulatory filings and approvals pertaining to any Product or Marketed Product and transfer to Wyeth all data and information in DOV’s possession in connection therewith. Any termination under this Article 13.4 shall have no affect on the licenses granted to Wyeth under Article 2.4 (subject to Article 3.4).

13.5.
This Agreement may be terminated at once by Wyeth giving notice to DOV if DOV has committed an act of bankruptcy or an order is made or resolution passed for the winding up of DOV. Upon Wyeth’s request after any such termination by Wyeth, DOV shall assign to Wyeth all regulatory filings and approvals pertaining to any Product or Marketed Product and transfer to Wyeth all data and information in DOV’s possession in connection therewith. Any termination under this Article 13.5 shall have no affect on the licenses granted by DOV to Wyeth under Article 2.4 (subject to Article 3.4).

13.6.
In the event this Agreement is terminated prior to its full term pursuant to Article 13.3 by DOV or pursuant to Articles 13.4 or 13.5 by Wyeth, DOV shall within thirty (30) days of such event transfer to Wyeth all information, data and know-how of any kind relating to each Product and shall authorize the transfer of all governmental approvals for the Product to Wyeth, in addition to DOV’s right derived from all license agreements between DOV and its third party partners relative to Product and Marketed Product.

Article 14.0  Reports and Notices

14.1.
Upon Wyeth’s request, DOV shall provide Wyeth an annual report summarizing the stage of development relating to the Product. Such report shall be provided within thirty (30) days of each December 31 during the term of this Agreement.

14.2.
DOV shall notify Wyeth in writing within fifteen (15) days after achieving an event that would require that a Scheduled Payment be paid by a third party to DOV, or by DOV to Wyeth, with respect to a Product.

14.3.
Not later than sixty (60) days following the end of each quarter, DOV will provide Wyeth with a report summarizing the Net Sales of Marketed Product in each country in the Territory made by DOV or a third party sublicensee of DOV. Such reporting shall begin following the first sale of Marketed Product in the Territory.

14.4.
Any notices or reports required or permitted to be given under this Agreement shall be sent by certified or registered mail, or by an equivalent service that provides verification of delivery, return receipt requested to the respective party at the address stated below or such address as to which the parties are subsequently appropriately notified:

If to Wyeth:	Wyeth Pharmaceuticals
500 Arcola Road
Collegeville, PA 19426
Attn: Senior Vice President, Licensing

With a copy to:

Wyeth Pharmaceuticals
500 Arcola Road
Collegeville, PA 19426
Attn: Vice President and Chief Counsel, Global Business Development

If to DOV:	DOV Pharmaceutical, Inc.
150 Pierce St.
Somerset, NJ 08873
Attn: President

Article 15.0  Assignment

15.1.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire business and assets of the respective parties hereto. Notwithstanding the foregoing, either party may void this Agreement if the Agreement is assigned for the benefit of a creditor. This Agreement shall not be assignable by either party (except to an Affiliate, or in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of a party or that part of such party’s business to which this Agreement relates), without the prior written consent of the other party; any other attempted assignment is void.

Article 16.0  Applicable Law

16.1.	This Agreement shall be governed by and construed according to the laws of the State of New Jersey, USA.

Article 17.0  Force Majeure

17.1.
None of the parties shall be responsible for failure or delay in the performance of any of its obligations hereunder due to Force Majeure. Force Majeure shall mean any circumstance that, due to an event or a legal position beyond the party’s reasonable control, renders impossible the fulfillment of any of the party’s obligations hereunder, such as, but not limited to, acts of God, acts, regulations, or laws of any government, war, civil commotion, destruction of facilities or materials by fires, earthquakes, or storms, labor disturbances, shortages of public utilities, common carriers, or raw materials, or any other cause, or causes of similar effects, except, however, any economic occurrence. During any such case of Force Majeure, this Agreement shall not be terminated, but only suspended and the party so affected shall continue to perform its obligations as soon as such case of Force Majeure is removed or alleviated.

Article 18.0  Miscellaneous

18.1.
This Agreement and the Schedule and Exhibits hereto constitute the full understanding and entire Agreement between the parties and supersede and replace any and all prior oral or written understandings and agreements with respect to the subject matter hereof, including, without limitation, the Prior Amended and Restated License Agreement. This Agreement shall not be effective until duly signed by officers of both Wyeth and DOV. No terms, conditions, understandings or Agreements purporting to modify, amend or vary this Agreement shall be binding unless made in writing and signed by the parties hereto. It is mutually agreed that no party has relied upon any representations or statements of any third party except as stated herein.

18.2.
The invalidity or unenforceability of an Article or any part of an Article of this Agreement in any jurisdiction shall not cause the invalidity of the whole Agreement as to such jurisdiction, and shall not affect the validity or enforceability of such Article or such part of an Article in any other jurisdiction. The parties shall replace any Article or part of an Article found invalid or unenforceable by alternative provisions that shall be as similar as possible in their conditions with regard to their spirit and commercial effect. If this Agreement in any jurisdiction is found to be invalid or unenforceable, the parties shall replace it by an alternative agreement that shall be as similar as possible in its conditions with regard to its spirit and commercial effect.

18.3.
The failure of either party on any occasion to require the performance by the other of any provision hereof shall not affect the right of such party to enforce the same on a subsequent occasion. The waiver by either party of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of that or any other provision or a waiver of the provision itself.

18.4.
This Agreement shall not constitute either party as the joint venturer, legal representative or agent of the other party for any purpose whatsoever. Neither party shall have any right or authority to assume or create any obligation or responsibility for or on behalf of the other party or to otherwise bind the other party.

18.5.
The parties recognize that this is a master Agreement covering a number of countries. If for any country in the Territory it becomes necessary to execute a separate instrument for such country in order to satisfy local regulatory requirements, the parties shall execute such further instrument that shall to the extent permitted by the laws of the country conform to the terms and conditions of this Agreement.

18.6.
This Agreement and the Schedule and Exhibits hereto are originally prepared and signed in the English language. If any translation into any other language is legally required for purposes of governmental filings, the parties shall arrange for such translation, and the costs thereof shall be borne by the party legally required to make such filing. In the event of any question or dispute as to the meaning or interpretation of any term, condition or provision of this Agreement, or any Schedule or Exhibit hereto, the English language version shall in all events govern for all purposes whatsoever.

18.7.
Termination of this Agreement for any reason, or expiration of this Agreement, shall not affect: (i) obligations, including the payment of any Scheduled Payments or royalties that have accrued as of the date of termination or expiration and (ii) rights and obligations that, from the context thereof, are intended to survive termination or expiration of this Agreement, including, without limitation, Articles 2.2, 2.4, 3.4, 8.2-8.4, 14.2 (with respect to activities occurring prior to such expiration or termination), 14.3 (with respect to activities occurring prior to such expiration or termination) and 14.4 and Articles 6 (with respect to any payments resulting from activities arising prior to such expiration or termination), 7, 10, 11, 15, 16 and 18.

18.8.	This Agreement is executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

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WYETH HOLDINGS CORPORATION	DOV PHARMACEUTICAL, INC.

/s/ Ronald W. Alice	/s/ Scott Myers
NAME: Ronald W. Alice	NAME: Scott Myers
TITLE: Vice President	TITLE: Senior Vice President
DATE: December 7, 2006	DATE: December 7, 2006

WYETH, acting through its Wyeth Pharmaceuticals Division

/s/ Ronald W. Alice
NAME: Ronald W. Alice
TITLE: Vice President
DATE: December 7, 2006

Signature Page to License Agreement (CL216,303)

SCHEDULE 1

PRODUCTS

CL 216,303 - (±)-1-(3,4-dichlorophenyl)-3-azabicyclo[3.1.0]hexane hydrochloride

DOV21,947 - (1R,5S)-(+)-1-(3,4-dichlorophenyl)-3-azabicyclo[3.1.0]hexane hydrochloride

DOV102,677 - (1S,5R)-(-)-1-(3,4-dichlorophenyl)-3-azabicyclo[3.1.0]hexane hydrochloride

EXHIBIT A

Wyeth Patents

United States

U.S. 4,196,120 - expires 4/1/1997

U.S. 4,231,935 - expires 11/4/1997

U.S. 4,435,419 - expires 7/1/2001

U.S. 4.131,611 - expires 12/26/1995

U.S. 6,204,284 - expires 3/20/2018

US 2006/0020014A1

US 2006/0020015A1

US 2006/0019966A1

EXHIBIT B

DOV Patents

US 6,569,887B2

US 6,372,919B2

US 6,716,868B2

US 7,041,835B2

WO2006023659A2

WO2006096810A2